Exhibit 3.1

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EDTECHX HOLDINGS ACQUISITION CORP. II

Pursuant to Section 242 of the
Delaware General Corporation Law

The undersigned, being a duly authorized officer of EDTECHX HOLDINGS ACQUISITION CORP. II (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is EdtechX Holdings Acquisition Corp. II

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 27, 2020, an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 0, 2020 and a first amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 13, 2022.

3.	This Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5.	Section A.3 of ARTICLE SIXTH is hereby deleted and replaced in its entirety as follows:

3.	“Termination Date” means June 15, 2023.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 13th day of December, 2022.

/s/ Benjamin Vedrenne-Cloquet
Benjamin Vedrenne-Cloquet Chief Executive Officer